Exhibit 23.3

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the incorporation by reference in registration statements No. 333-148781, 333-134195, 333-47736 on Form S-8 of GoAmerica, Inc. of our report dated August 30, 2007, with respect to the audited financial statements of Hands On Video Relay Services, Inc. as of December 31, 2006, 2005, and 2004, and our report dated August 30, 2007, with respect to the audited financial statements of Hands On Sign Language Services, Inc. as of December 31, 2006, 2005, and 2004, which reports are incorporated by reference on Form 8-K of GoAmerica, Inc., dated March 7, 2008.

/s/ Gallina LLP
Roseville, California
March 7, 2008